ASSET PURCHASE AGREEMENT

Between

VICOM SYSTEMS LLC
("Buyer")

MULTIBAND CORPORATION
AND CORPORATE TECHNOLOGIES USA, INC.
("Sellers")

Effective after the close of business on March 31, 2005

LIST OF SCHEDULES AND EXHIBITS

Schedules

EXHIBITS

Exhibit	Topic
3.1	Interim Services, Access and Cooperation Agreement
3.2	Sublease Agreement for Office Space with Landlord Consent (Fargo Office Space)
	Sublease Agreement for Office Space with Landlord Consent (New Hope Office Space)
3.3	Non competition and Non solicitation Agreements (Signed by Messrs. Ekman, Mandel, Bell and the Sellers)
3.4	Escrow Agreement Between Sellers, Buyer and US Bank National Association
3.5	Assignment and Assumption Agreement
7.1(e)	Form of Legal Opinion of General Counsel of Multiband Corporation
7.1(f)	Bill of Sale
7.1(f)	Consent and Assignment of Contracts and Claims
7.1(f)	Closing Certificates of Officers of Sellers

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "**Agreement**") is made effective after the close of business on March 31, 2005 between **VICOM SYSTEMS LLC,** a Minnesota limited liability company with principal offices at 60 South Sixth Street, Suite 2535, Minneapolis, Minnesota 55402 ("**Buyer**"), and **MULTIBAND CORPORATION** ("**Parent Company**") and **CORPORATE TECHNOLOGIES USA, INC.**, both Minnesota corporations with principal offices located at 9449 Science Center Drive, New Hope, Minnesota 55428 (collectively, "**Sellers**").

RECITALS

A. Sellers operate a segment of the division of Parent Company's business, Corporate Technologies, USA, Inc. d/b/a Multiband Business Services that provides sales and services of computer, networking and telecommunications products as a value added reseller to commercial, professional, business and governmental customers ("**MBS Division**") and owns various inventory, contract rights and supplier agreements, furniture, machinery and equipment, systems, software, licenses, certifications and processes, rights to commissions, a purchasing and billing system, all intangible and intellectual property, and other miscellaneous assets used in connection with the operation of the MBS Division (collectively, the "**Business**").

B. Sellers desire to sell to Buyer substantially all of the assets of the Business, and Buyer desires to purchase such assets from Sellers, on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

ARTICLE I.
THE TRANSACTION

1.1 Sale and Purchase of Assets. At the Closing, as defined in Section 1.4 below, Sellers shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Sellers, all assets owned or controlled by Sellers which are used in the operation of the Business, including Sellers' business as a going concern, goodwill and assets of every kind, nature and description existing on the Closing and which are used in the operation of the Business, wherever such assets are located (primarily in the states of Minnesota and North Dakota) and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers' books or financial statements, except those assets specifically excluded pursuant to Section 1.2 of this Agreement, free and clear of any and all liens, security interests, claims, charges and encumbrances of whatever kind or nature ("**Encumbrances**"). The properties, business,

goodwill and assets to be transferred hereunder (collectively, the "**Purchased Assets**") include, but are not limited to, the following:

(a) **Inventory, Future Accounts Receivable and Prepaid Expenses.** All inventory as set forth on **Schedule 1(a)-1** (except for the inventory specifically excluded by Schedule **1.1(a)-2** which is owned by Sellers and used in the consumer division of Sellers as of the Closing). All accounts receivable created after the Closing relating to the Business and all prepaid expenses relating to the Business (collectively, "**Current Assets**").

(b) **Customer Contracts and Prospective or Former Customer Lists and Supplier Agreements.** All customer contracts relating to the MBS Business ("**Customer Contracts**") pertaining to the provision of business products or services, including the Customer Contracts and all supplier agreements, including vendor reimbursements, as listed on **Schedule 1.1(b)**.

(c) **Furniture, Machinery and Equipment.** All Furniture, machinery and equipment ("**Fixed Assets**") owned by or used in the Business as listed on the attached **Schedule 1.1(c)** (except for certain furniture, machinery and equipment that is used both by the MBS Business and the Sellers' other business lines set forth in **Schedule 1.2**).

(d) **Systems, Software, Licenses, Certifications and Processes.** All rights Sellers own relating to use of the names "Vicom", "Vicom Systems", "Corporate Technology" "Corporate Technologies" and "Corporate Technology Systems" or any similar or derivative name, all goodwill relating thereto, and the right to free use of any proprietary information respecting the Business or the conduct thereof, including but not limited to the systems, software, licenses, certifications and processes used in or owned by the MBS Business. Sellers shall change the names of any of its subsidiaries that use these trade names within thirty (30) days of the Closing.

(e) **Commissions From Telecommunications Providers.** As of the Closing, the right to receive any future uncollected cash or other form of commissions from telecommunications providers, other than commissions earned or accrued by Sellers as of the Closing.

(f) **MBS Division purchasing and billings system.** The MBS Division purchasing and billing system used in the Business, including all source codes, documentation, software, licenses, agreements and documentation of the same Sellers own as described on the attached **Schedule 1(f) and the Ordertek software relating to the Business**.

(g) **Intellectual Property.** All Intellectual Property (as defined in Section 4.17) and as described on the attached **Schedule 1(g)**.

(h) **Claims.** The rights to any claims against third parties arising from the Business.

(i) **Miscellaneous Assets**. All books, records, manuals, contracts and other documentation owned by or used in the operation of the Business.

1.2 Excluded Assets. Sellers shall retain, and the Purchased Assets shall not include, the assets identified on **Schedule 1.2**. As of the Closing: Cash, Accounts Receivable, cash surrender value of life insurance, deferred tax asset, rebates earned by Sellers from Vendors, Sellers' work in process, all fixed assets, except those set forth in **Schedule 1.1(c)**.

1.3 Assumption of Liabilities. Buyer does not assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liability of Sellers, whether existing on, before or after the Closing or arising out of any transactions entered into, contract, agreement or arrangement between the Sellers and any third parties, or any state of facts existing on, prior to or after the Closing, except for the following, which shall be assumed by Buyer: (a) accrued employee vacation time, if any, prior to the Closing, due to employees employed within the Business prior to the Closing and actually hired by the Buyer ("**Accrued Vacation Expenses**"); and (b) deferred service contract obligations relating to the Business, if any ("**Deferred Service Obligation**") (collectively, the "**Assumed Liabilities**").

1.4 Escrow Signing and Closing.

(a) The signing of all closing documents shall occur on March 25, 2005 at 8:30 a.m. at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., 80 South Eighth Street, Suite 500, Minneapolis, MN 55402 ("**Gray Plant Mooty**") in contemplation of the Closing on March 31, 2005 ("**Escrow Signing**"). After the close of business on March 31, 2005, the purchase and sale of the Purchased Assets shall occur, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby shall take place at the offices of Gray Plant Mooty, commencing at 10:30 a.m. local time (the "**Closing**"). This Agreement shall be binding upon the parties on the Closing if the Sellers meet (i) the conditions of Sellers to Closing described in this Agreement, including without limitation those listed in Article VII to this Agreement prior to or by the Closing, (ii) the representations and warranties set forth in Article IV are correct and complete as of the Closing, (iii) have complied with all of their representations, warranties and covenants and other obligations under this Agreement through the Closing, and (iv) have delivered the following to Buyer on or before March 30, 2005: (A) revised copies of each of **Schedule 1(a)-1** and **Schedule 1.1(c)**, which in all respects correctly and completely describe the Inventory and Fixed Assets delivered to Buyer pursuant to Sections 1.1(a) and 1.1(c) of this Agreement and any other Schedules that have changed between the Escrow Signing and the Closing; and (B) a certificate signed by an officer for the Sellers that all Schedules not delivered as updated Schedules at the Closing have not changed between the Escrow Signing and the Closing and that the Schedules attached to this Agreement and signed at the Escrow Signing are correct and complete in all respects.

(b) This Agreement and the Transaction Documents delivered by each of Buyer and Sellers at the Escrow Signing shall be held in trust by Gray Plant Mooty and shall not be binding on the parties and effective unless and until the conditions set forth in Section 1.4(a) have been completed to the full satisfaction of Buyer in its sole discretion. On the Closing, the parties shall deliver to Gray Plant Mooty written notice signed by both parties that either (i) this

Agreement and the Transaction Documents shall be released by Gray Plant Mooty and will therefore become binding and effective on the Closing and the Escrowed Funds shall be delivered to Sellers or creditors of Sellers on behalf of Sellers in accordance with Section 2.2(b)(i), or (ii) this Agreement and the Transaction Documents shall be destroyed by Gray Plant Mooty and shall not become binding and effective and the Escrow Agent shall return the Escrowed Funds to Buyer in accordance with Section 2.2(b)(ii). If Gray Plant Mooty does not receive any such notice by the close of business at 5 p.m. on March 31, 2005, this Agreement, the Transaction Documents and the transactions contemplated thereby shall not become binding and effective on the parties.

1.5 **Risk of Loss**. The risk of loss, damage, theft or destruction to any of the Purchased Assets or other property to be conveyed to Buyer under this Agreement shall be borne by Sellers until the Closing. In the event of such loss, damage, theft or destruction, Sellers shall replace or repair the lost, stolen, damaged or destroyed property to its condition prior to the loss, theft, damage or destruction. If the replacement or repair is not completed prior to the Closing, then the Purchase Price (as defined below) will be adjusted by an amount that will be required to complete the replacement or repair after the Closing..

ARTICLE II.
PURCHASE PRICE; PAYMENT

2.1 **Purchase Price**. The total purchase price for the purchase and transfer of the Purchased Assets equals $2,650,000 (the "**Purchase Price**"). A portion of the Purchase Price shall be in the form of a limited assumption of liabilities of the Sellers relating to the Business for (i) accrued vacation expenses, if any, approximated to be $90,000, as finally determined by the Post-Closing Review and process described in Section 2.3 of this Agreement; and (b) deferred service obligations, if any, estimated to be $276,816 as determined by the Post-Closing Review and process described in Section 2.3 of this Agreement. ("Assumed Liabilities"). The cash portion of the Purchase Price shall be paid in two installments. The first install ment is $1,683,184, less the amounts set forth in 2.2(a)(i) and (ii), if any, (the "Initial "Payment"), and shall be paid by the Escrow Agent in accordance with the Escrow Agreement once the Closing is declared effective by the parties pursuant to the terms of this Agreement. The second amount of $600,000 (the "Holdback Amount") shall be paid on 12/31/2005, less the adjustments set forth in Section 2.4 of this Agreement. The Purchase Price will be subject to a post-Closing adjustment as set forth in Section 2.4 of this Agreement based on the Post-Closing Review and process described in Section 2.3 of this Agreement.

2.2 **Payment of Purchase Price.** Buyer shall pay the Purchase Price to Sellers as follows:

(a) At the Escrow Signing, Buyer shall deliver $1,683,184 (the "**Escrowed Funds**" or the "**Initial Payment**") to US Bank, National Association (the "**Escrow Agent**") in accordance with the terms and conditions of the Escrow Agreement dated March 25, 2005 (the "**Escrow Agreement**"), which on the Closing shall be delivered as the Initial Payment of the Purchase Price, less the following: (i) $1,000, which shall be

delivered to the Escrow Agent as consideration for the Escrow Agent to serve as such pursuant to the Escrow Agreement; and (ii) $25,000 if Tax clearance letters acceptable to the Buyer in its sole discretion have not been received by the Escrow Signing date. If the Tax clearance letters have not been delivered to Buyer in a form acceptable to Buyer on or before the Closing, $25,000 of the Escrowed Funds shall remain in the Escrow Account until such time as the Tax clearance letters satisfactory to Buyer have been obtained.

(b) The Escrowed Funds shall be delivered to either Sellers (or designated payees) or Buyer pursuant to the following:

(i) If this Agreement and the Transaction Documents become binding on the parties and effective on the Closing pursuant to Section 1.4(b), the Escrow Agent will deliver the Escrowed Funds to Sellers in accordance with the Escrow Agreement, less deliveries of certain portions of the Escrowed Funds to Textron, as more fully described in the Escrow Agreement.

(ii) If this Agreement and the Transaction Documents do not become binding on the parties and effective on the Closing pursuant to Section 1.4(b) in the sole discretion of Buyer, the Escrow Agent shall be obligated to return the Escrowed Funds to Buyer in accordance with the Escrow Agreement.

(c) If this Agreement and the Transaction Documents become binding on the parties and effective on the Closing pursuant to Section 1.4(b), on December 31, 2005, Buyer shall pay Sellers the Holdback Amount, less the adjustments described in Section 2.4 of this Agreement (the "**Final Payment**").

2.3 Post-Closing Review. Within a reasonable amount of time after the Closing, not to exceed 20 days of the Closing, Buyer and Sellers shall do the following: (a) perform a physical inspection and review of Sellers' inventory which is a part of the Purchased Assets (the "**Inventory**") and determine the value of the Inventory as of the Closing; (b) review Sellers' records related to Accrued Vacation Expenses and determine the amount of Accrued Vacation Expenses as of the Closing; and (c) review Sellers' records related to deferred service obligations and determine the amount of deferred service obligations as of the Closing (collectively, the "**Post-Closing Review**"). The conclusions reached as a result of the Post-Closing Review shall become final for purposes of calculating the Final Payment if the parties mutually agree. If the parties disagree upon the conclusions reached as a result of the Post-Closing Review the parties shall attempt to resolve such disagreement through negotiations. The conclusions reached upon resolution of such disagreement by the parties shall become final for purposes of calculating the Final Payment. If Buyer and Sellers cannot resolve such disagreement within said 20 days, however, the parties shall submit the matter for resolution regarding the inventory, to two independent brokers of similar inventory or appraisers of inventory value, one chosen by Sellers and one chosen by Buyer, who are presently in the trade or business of valuing inventory assets either as brokers or appraisers of inventory value for the purpose of said brokers or appraisers assigning a total value to the Inventory actually received and accounted for as the Inventory by the Buyer as the Purchased Assets as of the Closing in good faith, within 20 days of the Closing.

Any post-closing adjustment to the Inventory shall be based upon the inventory values determined by the two independent brokers. An average of the two broker valuations received for said Inventory shall be conclusive as to its valuation for purposes of any post-closing adjustment to the Final Payment under this section. Said valuations must be received in writing no later than 30 days from the Closing. Each party shall pay the costs of the Appraiser they select for this procedure. Provided, however, if the difference in valuations is in excess of $500,000, the parties shall mutually agree to a third business broker or appraiser within 10 days of receipt of the reports from the other two brokers or appraisers to value the exact same inventory, who shall provide his or her valuation within 20 days of the appointment. At such time all three valuations shall be averaged, and that amount so determined shall be the amount used to adjust the Final Payment relating to the Inventory.

With respect to the Accrued Vacation Expenses and the Deferred Service Obligations, if the parties are unable to agree with the amount of the Closing accruals and obligations acting in good faith, the parties shall submit the matter to a regionally recognized accounting firm that is independent of the parties (the "Independent CPA") and the report of such Independent CPA shall be final and binding upon the parties upon such liabilities, and shall be used to calculate the Final Payment.

2.4 Amount of Final Payment. The amount of the Final Payment shall be equal to the Holdback Amount after subtracting the following amounts: (a) Accrued Vacation Expenses in excess of $90,000, if any, as determined by the Post-Closing Review and process described in Section 2.3 of this Agreement; (b) Deferred Service Obligation, if any, in excess of $276,816 as determined by the Post-Closing Review and process described in Section 2.3 of this Agreement; (c) if the value of the Inventory is less than $1,100,000, as determined by the Post-Closing Review and process described in Section 2.3 of this Agreement, an amount equal to $1,100,000, less the value of the Inventory as determined; (d) any indemnification claims Buyer may have against Sellers; (e) any other liabilities incurred by Sellers prior to the Closing and paid on behalf of Sellers by Buyer in the ordinary course of business (except for Vendor accounts payable claims not paid by Sellers related to specific assets being transferred hereunder prior to Closing, which Sellers shall pay within thirty (30) days of request by Buyer and evidence of such payable amount delivered to Sellers by Buyer); (f) an amount equal to any representation and warranty or covenant breach claim of Buyer against Sellers; and (g) any other set off claim that Buyer may have under this Agreement, the Transaction Documents or otherwise against Sellers. The Holdback Amount shall accrue interest at the rate of 7% simple interest per annum, payable monthly in arrears to Sellers. If the Final Payment is less than the Holdback Amount as determined at any time after the Closing, the amount of the reduction shall first be deducted from such accrued but unpaid interest, if any, owed to Sellers and then to the remaining Holdback Amount. If the total of the Accrued Vacation Expenses and the are less than $368,816, then the difference shall be added to the intangible portion of the purchase price allocation and to the Final Payment amount.

In no event shall the Holdback Amount exceed $600,000 in total.

ARTICLE III.
ANCILLARY AGREEMENTS

3.1 Interim Services, Access and Cooperation Agreement. As consideration for the transactions contemplated by the parties under this Agreement, at the Escrow Signing Sellers shall enter into an Interim Services, Access and Cooperation Agreement with Buyer for a mutually agreeable term up to 14 months and commencing on the Closing to use the portion of the Purchased Assets (certain software, applications, data, processes, services, intranet system, and other matters and services relating to an orderly transition of the systems, software, licenses, certifications and process assets comprising part of the Purchased Assets which will require a transition time to relocation of such assets from the Sellers' network system to the Buyer's network system) during the transition period. The parties will enter into the Interim Services, Access and Cooperation Agreement in the form attached as **Exhibit 3.1.**

3.2 Sublease Agreements. At the Escrow Signing, Sellers and Buyer shall enter into subleases for certain offices and facilities located in Fargo, North Dakota and New Hope, Minnesota, commencing on the Closing (collectively, the "**Subleases**"). Each of the Subleases shall provide for the following: (a) Buyer shall not be required to make any payments for rent, utilities, property taxes, facility maintenance or operating expenses or otherwise in the first year of the Subleases (collectively, "**Facility Payments**"); (b) if the value of the Inventory is less than $1,600,000, as determined by the Post-Closing Review and process described in Section 2.3 of this Agreement, the total amount of the Facility Payments required to be paid by Buyer after the first year of the Subleases shall be reduced by an amount not to exceed $500,000, with the amount of such reduction calculated by taking $1,600,000 and subtracting the value of the Inventory determined by the Post-Closing Review; and (c) the amount of the Facility Payments required to be paid through rent credit by Buyer each month under the Subleases shall not be in excess of (i) $30,000 for the Fargo, North Dakota Sublease, and (ii) $11,667 for the New Hope, Minnesota Sublease. The subleases shall be comprised of a total of 15,340 square feet for Fargo and 17,700 square feet in New Hope. Payments required to be paid by Buyer each month under the Subleases shall be in the form of rental credit. Buyer shall not be responsible for any other payments under the Master Lease between Sellers and its landlords other than as set forth in this Section 3.2. The parties will enter into the Subleases in the forms attached as **Exhibit 3.2.**

3.3 Noncompetition and Nonsolicitation Agreements. At the Closing, Sellers and their Affiliates and Jim Mandel, Steven Bell and David Ekman shall enter into Noncompetition and Nonsolicitation Agreements with the Buyer in the form attached as **Exhibit 3.3,** which shall incorporate the Noncompetition and Nonsolicitation provisions set forth in Section 6.5 of this Agreement. Affiliates shall mean any company or person controlled by controlling or under common control of another company or person.

3.4 Escrow Agreement. At the Escrow Signing, Buyer and Sellers shall enter into the Escrow Agreement in the form attached as **Exhibit 3.4.** The Escrow Agreement shall provide for the following: (a) that at the Escrow Signing Buyer shall deposit the Escrowed Funds with the Escrow Agent; and (b) that if the requirements of Section 1.4(a) have been satisfied by Sellers to the satisfaction of the Buyer in its sole discretion, the Escrowed Funds shall be

delivered to Sellers and Textron, in the amounts and pursuant to the terms and conditions of the Escrow Agreement.

3.5 **Assignment and Assumption Agreement**. At the Closing, Sellers shall deliver to Buyer an Assignment and Assumption Agreement whereby Sellers shall assign the Purchased Assets to Buyer and Buyer shall accept the Purchased Assets and assume the Assumed Liabilities (the "**Assignment and Assumption Agreement**"). The parties will enter into the Assignment and Assumption Agreement in the form attached as **Exhibit 3.5.**

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant that the statements contained in this Article IV are correct and complete as of the Escrow Signing and will be correct and complete as of the Closing, except as set forth in the disclosure schedule of Sellers ("**Schedule of Exceptions**"), which is attached to and made a part of this Agreement. For purposes of the following representations and warranties, the term "**Sellers**" includes both Sellers and any Subsidiary of Sellers owning any assets of the MBS Division. For purposes of this Agreement "**Subsidiary of Sellers**" includes any past, present or future subsidiary of Sellers whether wholly owned or controlled by voting or management control.

4.1 **Sellers Organization**. Sellers are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota. Sellers have all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted and as proposed to be conducted. Sellers are duly qualified to do business as foreign corporations and are in good standing in every jurisdiction where the character of their properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect (as defined in Section 4.5 of this Agreement). **Schedule 4.1 of the Schedule of Exceptions** sets forth all of the jurisdictions in which the Sellers are qualified to do business with regard to the Business. Complete and accurate copies of the corporate documents of Sellers, with all amendments thereto to the date hereof, have been furnished to Buyer or Buyer's representatives.

4.2 **Authorization; Validity of Agreement**. The execution, delivery and performance by Sellers of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby have been duly authorized by its directors and/or its shareholders if required by law. The execution, delivery and performance by Sellers of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby have been duly authorized by Sellers. This Agreement and the other agreements between the parties and documents delivered pursuant hereto (the "**Transaction Documents**") to which Sellers may be party have been duly executed and delivered by Sellers, as applicable, and constitute the valid binding and enforceable obligation of each of them, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors rights generally (the "**Bankruptcy Exception**").

4.3 No Conflict or Violation. Except as set forth in **Schedule 4.3 of the Schedule of Exceptions**, the execution, delivery and performance by Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the organizational documents of Sellers; (ii) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Sellers; (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any contract, service or other customer agreement, lease, license, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Sellers are a party or by which it is bound or to which its respective properties or assets is subject; (iv) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon Sellers' properties or assets; and (v) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 4.18 of this Agreement).

4.4 Title and Condition of Purchased Assets; Assets Necessary to Operate Business. Sellers have good and marketable right, title and interest in all of the Purchased Assets, and the Purchased Assets are in working order and for the period commencing on the Closing and ending on December 31, 2005, are sufficient to operate the Business at its current levels of revenue, staffing and operations without material capital expenditures or additions in an amount in excess of $50,000.

4.5 Financial Statements. Attached to **Schedule 4.5(a) of the Schedule of Exceptions** are the internal income statements of the MBS Division of Sellers as of years ended December 31, 2002, 2003 and 2004, and statements of income of the MBS Division of Sellers as of the years ended December 31, 20002, 2003 and 2004 and the notes thereto, if any, and attached hereto as **Schedule 4.5(b) of the Schedule of Exceptions** is the unaudited balance sheet of the MBS Division of Sellers as of February 28, 2005 (the **"Interim Balance Sheet"**), together with the related unaudited statement of income for the period then ended and the notes thereto, if any (all such financial statements being hereinafter collectively referred to as the **"Financial Statements"**). The Financial Statements, including the notes thereto: (i) were prepared in accordance with generally acceptable accounting principals (**"GAAP"**) applied on a consistent basis throughout the periods covered thereby (except that the Interim Balance Sheet and the related statement of income are subject to normal year-end adjustments and may omit footnotes); (ii) present fairly the financial position, results of operations and changes in cash flow of the MBS Division of the Sellers as of such dates and for the periods then ended (subject, in the case of the unaudited interim Financial Statements to normal year-end audit adjustments consistent with prior periods); (iii) reflect accurately in all material respects the assets, liabilities, costs and expenses of the Sellers, as they relate to the Business; and (iv) are in all material respects accurate, complete, correct and in accordance with the books of account and records of the Sellers.

4.6 Absence of Certain Changes or Events. Except as set forth in **4.6 of the Schedule of Exceptions**, since December 31, 2004, there has been no change in the properties, assets, condition (financial or otherwise), liabilities or operations of the Business, which, individually or in the aggregate, has had a material adverse effect on the Business or the financial

condition, operations or prospects of the Business (a "**Material Adverse Effect**"). Except as set forth in **4.6 of the Schedule of Exceptions,** Sellers are not aware of any facts related to Sellers, the Purchased Assets or the Business that, individually or in the aggregate, would as of the Closing be reasonably likely to have a Material Adverse Effect.

4.7 Litigation. Except as set forth in **4.7(a) of the Schedule of Exceptions,** there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to Sellers' knowledge, threatened before any federal, state or local court or governmental, administrative or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Sellers or any of its officers, directors, employees, agents involving, affecting or relating to the Business or the transactions contemplated by this Agreement. Except as set forth in **4.7(b) of the Schedule of Exceptions,** none of the Purchased Assets are subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that affects the assets, properties, operations, prospects, net income or financial condition of the Business or which would interfere with the transactions contemplated by this Agreement.

4.8 No Undisclosed Liabilities Affecting the Purchased Assets. Except as identified and reflected or reserved against in the Financial Statements or as set forth in **Schedule 4.8 of the Schedule of Exceptions,** Sellers, to the best of their current knowledge after due and reasonable inquiry of key employees of the Business, does not have any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise of any nature whatsoever, and no facts or circumstances exist which, after the passage of time, could reasonably be expected to result in any claims against, or material obligations or liabilities of Sellers relating to or affecting the Purchased Assets.

4.9 Inventory. Schedule 1.1 (a)-1 of this Agreement describes the Inventory. The Inventory, which comprise a portion of the Purchased Assets, including purchase parts, computer or telephone equipment relating to the Business consist of items of a quality and quantity usable in the ordinary course of Business. The Inventory comprised of supplies, parts, computers and telecommunications equipment is not damaged and is merchantable and fit for its particular use. Sellers have on hand or has ordered and expects timely delivery of such quantities of inventory and has on hand such quantities of inventory as are reasonably required timely to fill current orders on hand with respect to the Business which require delivery within 30 days of the Closing and to maintain its inventory level at its normal level of operations, and in any case the value of the Inventory delivered on the Closing shall not be less than $1,600,000 recorded on the books of the Business in accordance with GAAP.

4.10 Telecommunications Commissions. The amount of telecommunications commissions due to the Business is the amount set forth in **Schedule 4.10 of the Schedule of Exceptions** and except for any disputed amounts set forth on the Schedule of Exceptions, the commission amounts are full, due and collectible in the ordinary course of business.

4.11 Purchasing and Billing System (ILS). The purchase and billing system referred to as the ILS system used in the Business is in good working order and is sufficient until December 31, 2005 to handle the present level of purchasing and billing system activity of the

Business without material modification, upgrade, repair or unreasonable expense or systems work in the part of the Business or the Buyer.

4.12 Warranties. **Schedule 4.12 of the Schedule of Exceptions** summarizes all claims outstanding, pending or threatened for breach of any warranty relating to any products or services of the Business sold by Sellers prior to the Closing, which shall be the sole responsibility of Sellers to resolve. Sellers represent and warrant that there are no other outstanding, pending or threatened claims for breach of any warranty.

4.13 Compliance With Applicable Laws. Except as set forth in **Schedule 4.13 of the Schedule of Exceptions,** the operations of the Business have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Sellers, or any of the assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements relating to the Business. Sellers has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to the Business. To Sellers' knowledge, there are no proposed changes in any such laws, rules or regulations (other than laws of general applicability) that would adversely affect the transactions contemplated by this Agreement or all or a substantial part of the Business or the Purchased Assets.

4.14 Taxes.

(a) Except as disclosed in **Schedule 4.14 of the Schedule of Exceptions,** all Returns (as defined in Section 4.14(c) below) required to be filed by Sellers have been duly filed on a timely basis and such Returns are true, complete, and correct in all material respects. All Taxes (as defined in Section 4.14(b) below) shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes (other than as described in **Schedule 4.14 of the Schedule of Exceptions**) are payable by Sellers with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Sellers have withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Sellers with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Sellers are contesting in good faith through appropriate proceedings and for which appropriate reserves (excluding reserves for deferred Taxes) have been established.

(b) For purposes of this Agreement, the term "**Taxes**" shall mean all taxes and similar fees and assessments, however denominated, relating to or affecting the Business, including any interest, penalties or other additions to tax that may become payable in

respect thereof, imposed by any federal, territorial, state, or local or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes and fees, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature to any of the foregoing, which Sellers are required to pay, withhold, or collect.

(c) For purposes of this Agreement, the term "**Returns**" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties relating to or affecting the Business.

4.15 Certain Agreements and Contracts.

(a) **Schedule 4.15(a) of the Schedules of Exceptions** sets forth a true and complete list of all material contracts, agreements, instruments, licenses, commitments and other arrangements to which Sellers are a party and relating to the Business or otherwise affecting any of the assets, properties or operations relating to the Business including, as applicable but without limitation, all material written (i) contracts, agreements and commitments, (ii) vendor agreements, (iii) service and other customer contracts, (iv) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes and other documents or arrangements relating to the borrowing of money or for lines of credit, (v) real property leases or any subleases relating thereto, personal property leases, employee plans, employment and labor agreements, any material agreement relating to Intellectual Property as defined in Section 4.17 (including service agreements relating thereto) and insurance contracts, (vi) agreements and other arrangements for the sale of any assets, property or rights other than in the ordinary course of business or for the grant of any options or preferential rights to purchase any assets, property or rights, (vii) documents granting any power of attorney with respect to the affairs of Sellers, (viii) suretyship contracts, performance bonds, working capital maintenance or other forms of guaranty agreements, (ix) contracts or commitments limiting or restraining Buyer, Sellers or any of their employees or Affiliates from engaging or competing in any lines of business or with any person, firm, or corporation, (x) partnership or joint venture agreements, (xi) material licenses, including, but not limited to, material software licenses, and (xii) all amendments, modifications, extensions or renewals of any of the foregoing (the foregoing contracts, agreements and documents are hereinafter referred to collectively as the "**Contracts**" and individually as a "**Contract**").

(b) Each Contract is valid, binding and enforceable against the parties thereto in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception, and is in effect on the date hereof. Sellers, to the best of its current knowledge after due inquiry of key employees of the Business, has performed all material obligations to be performed by it, including, but not limited to, the timely making of any rental or other payments, required to be performed by it under, and is not in material default or breach of in respect of, any Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

(c) To Sellers" knowledge, no other party to any Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

(d) To the best of Sellers" current knowledge after due inquiry of key employees of the Business, no party to any Contract intends to cancel or terminate any such agreement, whether as a result of the transactions contemplated by this Agreement or otherwise.

(e) **Schedule 1.1(b)** sets forth complete and correct information about each of the Sellers' Customer and Vendor Contracts. Sellers will assist the Buyer to obtain the assignment of the Key Contracts by the Closing and will use its best efforts to assist the Buyer with the assignment of the other contracts requiring such assignment with respect to the Contracts to Buyer without additional expense to Buyer between execution of this Agreement and May 31, 2005, except for the exceptions set forth on **Schedule 4.15 of the Schedule of Exceptions.** For purposes of this Agreement, "Key Contracts" means those written agreements between Sellers and Cisco Systems, NEC, Iwatsu American, Inc., Ingram Micro, HP and Microsoft... Sellers are not responsible for failure to assign a Key Contract or other vendor contract solely because the Buyer is not able to meet credit criteria to do business with the vendor.

(f) Sellers have delivered to Buyer true and complete originals or copies of all the currently in force Customer Contracts and Vendor Contracts. and any termination of or default notices under any Customer Contracts or Vendor Contracts within the past six months prior to the Closing.

4.16 Intellectual Property.

(a) **Schedule 4.16 of the Schedule of Exceptions** sets forth a true and complete list of all Intellectual Property (either registered, applied for, or common law) owned by, registered in the name of, licensed to, or otherwise used by Sellers that is of material importance to the conduct of the Business. Except as disclosed in **Schedule 4.16 of the Schedule of Exceptions**, all of the Intellectual Property listed in **Schedule 4.16 of the Schedule of Exceptions** is owned by Sellers without any Encumbrances or used by Sellers pursuant to a valid and enforceable license or other agreement. Such list includes any licenses, sublicenses or other agreements in which Sellers grant a license to any person to use Intellectual Property. As used herein and throughout this Agreement,

"**Intellectual Property**" means (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) trade secrets, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) licenses, including, but not limited to software licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vi) Internet Web sites, domain names and registrations or applications for registration thereof; (vii) books and records describing or used in connection with any of the foregoing; (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing; and (ix) customer lists.

(b) The grants, registrations and applications for the Intellectual Property have not lapsed, expired or been abandoned and, except as disclosed in **Schedule 4.16 of the Schedule of Exceptions**, no application or registration thereof is the subject of any legal or governmental proceeding before any governmental, registration or other authority in any jurisdiction.

(c) Sellers own or have the valid right to use all of the Intellectual Property used by it or held for use by it in connection with the Business except for any trade name currently in use. (I don't understand this comment) To Sellers' knowledge, there are no conflicts with or infringements by any third party of the Sellers' Intellectual Property used in connection with the Business. None of Sellers' Intellectual Property or the conduct of the business of Sellers conflicts with or infringes in any way the proprietary right of any third party, which conflict or infringement, individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in **4.16 of the Schedule of Exceptions**, Sellers have not initiated, and, to Sellers' knowledge, there is no claim, suit, action or proceeding pending or threatened against Sellers as it relates to or affects the Business (i) alleging any such conflict or infringement with any third party's proprietary rights, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(d) Sellers have taken reasonable precautions to ensure that all trade secrets used in its Business have been properly protected and have been kept secret.

(e) Sellers' Intellectual Property is sufficient and adequate in all material respects for it to carry on the Business as presently conducted.

4.17 Licenses, Permits and Governmental Approvals.

(a) **Schedule 4.17(a) of the Schedule of Exceptions** sets forth a true and complete list of all licenses, permits, certificates, franchises, authorizations and approvals issued or granted to Sellers in connection with the Business by the United States, any state or local government regulatory authority, or any department, agency, board, commission, bureau or instrumentality of any of the foregoing (each a "**License**" and, collectively, the "**Licenses**"), and all pending applications therefore. Except as set forth in **Schedule 4.17(b) of the Schedule of Exceptions**, each License has been issued to, and duly obtained and fully paid for by, Sellers and is valid, in full force and effect, and to Sellers' knowledge, not subject to any pending or threatened administrative or judicial proceeding to suspend, revoke, cancel or declare such License invalid in any respect.

(b) Sellers have all Licenses required, and such Licenses are sufficient and adequate in all material respects, to permit the continued lawful conduct of the Business in the manner now conducted and the ownership, occupancy and operation of its real property for their present uses. Sellers are not in violation in any material respect of any of the Licenses. Except as disclosed in **Schedule 4.17(b) of the Schedule of Exceptions,** the Licenses have never been suspended, revoked or otherwise terminated, subject to any fine or penalty, or subject to judicial or administrative review, for any reason other than the renewal or expiration thereof. Sellers have delivered to Buyer true and complete copies of all the Licenses together with all amendments and modifications thereto. Sellers cannot warrant whether its Minnesota and North Dakota Contractor's licenses are assignable.

4.18 Intercompany and Affiliate Transactions; Insider Interests.

(a) Except as disclosed in **Schedule 4.18 of the Schedule of Exceptions,** there are no material transactions, intercompany agreements or arrangements of any kind, direct or indirect, between the Sellers or any of its Affiliates and any director, officer, employee, stockholder of such entities or relatives of any of such natural persons ("Affiliated Parties") relating to or affecting the Business.

(b) None of the Affiliated Parties of Sellers are a party to any contract, agreement or understanding to which Sellers are not a party which purports in any way to bind or obligate the Sellers thereunder and relate to or affect the Business, except as disclosed in **Schedule 4.18 of the Schedule of Exceptions.**

4.19 Real Property. Sellers do not own any real property used in the Business. **Schedule 4.19 of the Schedule of Exceptions** sets forth a true and complete list of all real properties leased by Sellers and used in the Business (collectively, the "**Property**"), including a brief description of the operating facilities located thereon and the annual rent payable thereon, the length of the term, any option to renew with respect thereto and the notice and other provisions with respect to termination of rights to the use thereof. Sellers have a valid leasehold in the real estate shown in **Schedule 4.19 of the Schedule of Exceptions** as leased by it, in each case under written leases that are valid and enforceable (except as enforceability may be limited

by the Bankruptcy Exception) (all such leases being referred to herein as "**Real Property Leases**"), and there does not exist under any Real Property Lease any material default by Sellers or any event which with notice or lapse of time or both would constitute such a default.

4.20 Personal Property. The furniture, machinery, equipment and other items of tangible personal property owned or leased by Sellers and used in the Business (the "**Personal Property**") are sufficient and adequate to carry on the Business as presently conducted and all items thereof are in good operating condition and repair and operational. Sellers owns outright and has good title, free and clear of all Encumbrances (other than the lien of current property taxes and assessments not in default, if any), to the Personal Property purported to be owned by Sellers and to all the furniture, machinery, equipment, and other items of tangible personal property, inventory, and other tangible or intangible personal property reflected on the Financial Statements and all such property acquired since the date thereof, except for sales and dispositions in the ordinary course of business since such date. Sellers hold valid leases in all of the Personal Property leased by it, and none of such Personal Property is subject to any sublease, license or other agreement granting to any person any right to use such property (all such leases, subleases, licenses and other agreements are collectively referred to herein as "**Personal Property Leases**"). Sellers are not in material breach of or default (and no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) of any Personal Property Lease.

4.21 Employee Plans.

(a) **Benefit Plans; Sellers Plans. Schedule 4.21 of the Schedule of Exceptions** discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA relating to or affecting the Business, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement relating to or affecting the Business (each, a "**Benefit Plan**"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Sellers, or (ii) with respect to which the Sellers has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Sellers or their beneficiaries, or (iv) in which any current or former employees of the Sellers or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "**Sellers Plan**"). With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Sellers Plan that is a welfare benefit plan as described in ERISA Section 3(1).

(b) **Compliance**. To our knowledge, each Sellers Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. To our knowledge, no Sellers Plan is or is proposed to be under audit or investigation, and no completed audit of any Sellers Plan has resulted in the imposition

of any Tax, fine or penalty. Buyer shall have no liabilities following the Closing with respect to any Sellers Plan.

(c) **Multiemployer Plans**. No Sellers Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "**Multiemployer Plan**"). No member of Sellers or any of Sellers' affiliates has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan.

4.22 Labor Relations. Schedule 4.22 of the Schedule of Exceptions sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Sellers involved in the Business. The relations of the Sellers with its employees involved in the Business are generally good. No employee of the Sellers involved in the Business is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or to the knowledge of the Sellers threatened against, involving, affecting or potentially affecting the Business. No complaint against the Sellers is pending or, to the knowledge of Sellers, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Sellers involved in the Business. The Sellers have no liability for any occupational disease of any of its employees, former employees or others involved in the Business. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law with respect to employees of the Business.

4.23 Customer Relations. Except as set forth on **Schedule 4.23 of the Schedule of Exceptions**, to the knowledge of the Sellers, there exists no condition or state of facts or circumstances involving the customers, suppliers, distributors or sales representatives of the Sellers that Sellers can reasonably foresee could materially adversely affect the Business after the Closing. To the best of Sellers' knowledge, the list of customers and vendors provided in **Schedule 1.1 (b) of the Schedules of Exceptions** , lists the current customers and suppliers of Sellers, and no customer or supplier listed on such Schedule has indicated that it will stop or decrease the rate of business done with Sellers except for changes in the ordinary course of Sellers' business.

4.24 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Sellers, except for Calhoun Companies, who shall be compensated solely by Sellers. Sellers shall defend and indemnity Buyer under the terms of this Agreement for any claims of a financial advisor retained by the Sellers against the Buyer.

4.25 Accuracy of Information. The descriptions set forth in the **Schedule of Exceptions** constitute part of the representations and warranties of Sellers herein and are materially accurate descriptions of the matters disclosed therein. None of the representations, warranties or statements concerning Sellers or the Business contained in this Agreement, or in the **Schedule of Exceptions**, schedules or exhibits hereto, or in any of the other Transaction

Documents contains or will contain any materially untrue statement of a fact or, to Sellers' knowledge, omit to state any material fact necessary in order to make any of such representations, warranties or statements not misleading.

4.26 Environmental Laws. Sellers, in their operation of the Business or use or ownership of the Purchased Assets now or previously operated, used or leased by, to or for Sellers including without limitation all real property subject to lease, are in compliance with all applicable federal, state, county and municipal laws, ordinances, regulations, policies, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health, safety and the environment (collectively, **Environmental Laws**"). Sellers have not received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement action or proceeding, or any other notice or communication from any administrative or governmental agency or entity, indicating that either Sellers, their assets or the assets of the Business were not or currently are not in compliance with all Environmental Laws. No condition, state of facts, or other matter presently exists which would subject Sellers to any liability or obligation, loss (including loss of value of the Business or the Purchased Assets) under any Environmental Laws.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants that the statements contained in this Article V are correct and complete as of the Escrow Signing and as of the Closing.

5.1 Corporate Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.

5.2 Authorization; Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and, subject to satisfaction of the conditions herein, the consummation of the transactions contemplated hereby have been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes Buyer's valid, binding and enforceable obligation.

5.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the organization documents of Buyer; (ii) violate any provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or other governmental or regulatory authority applicable to Buyer; or (iii) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, service or other customer agreement, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which its properties or assets is subject.

ARTICLE VI.
COVENANTS

6.1 Certain Changes and Conduct of Business.

(a) From and after the Escrow Signing and until the Closing, Sellers shall conduct the Business solely in the ordinary course consistent with past practices and except as required or permitted pursuant to the terms hereof, the Sellers shall not with respect to the Business:

(i) make any material change in the conduct of the Business or enter into any transaction other than in the ordinary course of business consistent with past practices, or terminate or amend any material contract or enter into any new material contract without the prior written consent of Buyer, which may not be unreasonably withheld;

(ii) make any sale, assignment, transfer, abandonment or other conveyance of any of the Purchased Assets or any part thereof, except transactions pursuant to existing contracts set forth in the **Schedule of Exceptions** and dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

(iii) subject any of the Purchased Assets, or any part thereof, to any new lien, security interest, charge, interest or other encumbrances except as may naturally arise in the ordinary course of business consistent with past practices;

(iv) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any employment or consulting agreement, grant any general increase in the compensation of employees, (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions (provided that the foregoing does not prohibit payment of cash bonuses to employees to the extent such bonuses can be paid from available cash without increasing borrowings or liquidating assets to fund the bonuses);

(v) fail to keep in full force and effect any insurance policies comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

(vi) take any other action that would cause any of the representations and warranties made herein not to remain materially true and correct;

(vii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

(viii) release or forgive any material claim or litigation or waive any material right; or

(ix) commit it to do any of the foregoing.

(b) From and after the date of the Escrow Signing and until the Closing, Sellers shall, with respect to the Business:

(i) maintain, in all material respects, its properties in accordance with present practices and in a condition suitable for their current use;

(ii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii) continue to conduct the Business in the ordinary course consistent with past practices;

(iv) keep its books of account, records and files in the ordinary course and in accordance with existing practices;

(v) continue to maintain existing business relationships with suppliers, vendors and customers to the extent that such relationships are, at the same time, judged to be economically beneficial to Sellers, as applicable; and

(vi) maintain and comply with all Licenses.

6.2 Access to Properties and Records. Sellers shall afford to Buyer and Buyer's accountants, counsel agents or representatives, reasonable access during normal business hours throughout the period prior to the Closing (or the earlier termination of this Agreement pursuant to **Article IX**) to all of Sellers' properties, books, contracts and records relating to or affecting the Business (including, but not limited to, Sellers' accounting records, the work papers of Sellers' independent accountants) and, during such period, shall furnish promptly to Buyer all information concerning Sellers' business, properties, liabilities and personnel relating to or affect the Business as Buyer may request. After Closing, Buyer shall afford Sellers with access, during normal business hours, to documents relating to the operations of the Business prior to Closing as necessary to allow Sellers to comply with any of their tax or regulatory reporting requirements.

6.3 Consents and Approvals.

(a). Except with regard to the Regulatory Approvals (as defined below), Sellers shall use all reasonable commercial efforts to obtain, or cause Sellers to obtain, all necessary consents, waivers, authorizations and approvals of all persons, firms or corporations required in connection with the execution, delivery and performance by

them of this Agreement, including without limitation, those listed on **Schedule 4.17 of the Schedule of Exceptions**. Notwithstanding the foregoing, if any of the Key Contracts have not been assigned to Buyer by the Closing, Sellers shall be obligated to obtain, or cause to obtain, all necessary consents, waivers, authorizations and approvals of all persons, firms or corporations required in connection with the assignment of the Key Contracts to Buyer on substantially the same material terms as the existing Key Contracts (including applicable discounts). Sellers shall not be responsible for the lack of a Key Contract assignment that the vendor will not assign due solely to credit quality issues relating to the Buyer. If Sellers are unable to assign any Key Contracts prior to 12-31-05 for reasons other than Buyer's credit quality issues, Buyer may purchase goods from those vendors pursuant to Sellers' accounts on a cash in advance basis to Sellers until 12-31-05. Thereafter, Buyer is solely responsible for all the Key Contracts and other vendor relationships.

(b) Sellers shall use all reasonable commercial efforts to assist Buyer in obtaining and providing all consents, waivers, authorizations of any federal, state or local regulatory body with authority over the Sellers that are required of or, in Buyer's judgment, advisable to be made by, Buyer or the Sellers in connection with the execution and delivery of this Agreement or the effectuation of the transactions contemplated hereby (collectively, the "**Regulatory Approvals**").

6.4 Further Assurances. Upon the request of a party hereto at any time after the Closing, the other party shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or its counsel may request in order to perfect title of Buyer and its successors and assigns to the Purchased Assets or otherwise to effectuate the purposes of this Agreement. In addition, prior to and after the Closing Sellers will cooperate and assist Buyer with the preparation for and transfer of the Business from Sellers to Buyer.

6.5 Noncompetition and Nonsolicitation.

(a) For a period of three (3) years following the Closing, Sellers (including any of their past present or future subsidiary companies)Jim Mandel and Steven Bell (collectively, "**Interested Shareholders**"), shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, lender, co-partner or in any other individual or representative capacity whatsoever, engage in the States of Minnesota or North Dakota in the Business that is directly competitive with or similar to the Business purchased by Buyer as it exists immediately prior to Closing; and Sellers or any of the Interested Shareholders will not directly or indirectly, either as principal, agent, employee, employer, stockholder, lender, co-partner or in any other individual or representative capacity whatsoever, contract with, sign any agreements with, solicit, call on, take away, divert or assist any person in so soliciting, diverting, calling on, or taking away any suppliers, vendors or customers of Buyer, employ any of the then or former employees of Buyer (including individuals employed by Sellers for the Business as of the date hereof or as of the Closing, but who subsequently become employees of Buyer), or induce any such employees to terminate their employment with Buyer. Notwithstanding

the foregoing, this Section 6.5(a) shall not prohibit Sellers from selling local and long distance telephone services, high speed data services, satellite TV services and other commercial data services ("MDU services") to residents of multi-dwelling-units or commercial businesses in multi-dwelling units and any other customer serviced or capable of being serviced by Sellers' infrastructure located at a multi-dwelling-units. In the event that such customers require the services of the Business, Sellers' shall not sell such telecommunications, computer, networking equipment or services other than MDU services to such customers and will direct such customers to Buyer. This non-compete and non-solicitation provision shall not prohibit Sellers from loaning, renting or selling MDU subscriber equipment needed for subscribers to access the services such as cable set-top boxes and internet subscriber modules. Nor shall Sellers be prohibited hereunder from direct vendor purchases of equipment needed by Sellers for MDU installations, repair and maintenance.

(b) For a period of two (2) years following the Closing, David Ekman shall not directly or indirectly, either as a principal, agent, employee, employer, stockholder, lender, co-partner or in any other individual or representative capacity whatsoever, engage in the States of Minnesota or North Dakota in the Business that is directly competitive with or similar to the Business purchased by Buyer as it exists immediately prior to Closing; and for a period of three (3) years following the Closing, Mr. Ekman will not directly or indirectly, either as principal, agent, employee, employer, stockholder, lender, co-partner or in any other individual or representative capacity whatsoever, contract with, sign any agreements with, solicit, call on, take away, divert or assist any person in so soliciting, diverting, calling on, or taking away any suppliers, vendors or customers of Buyer, including those described on **Schedule 6.5(b)** of this Agreement, or employ any of the then or former employees of Buyer (including individuals employed by Sellers for the Business as of the Closing, but who subsequently become employees of Buyer), or induce any such employees to terminate their employment with Buyer.

(c) The covenants contained in this Section 6.5 shall be construed and interpreted in any judicial proceeding to permit its enforcement to the maximum extent. Sellers and Interested Shareholders agree that the restraint imposed is necessary for the reasonable and proper protection of Buyer and its Affiliates, and that said restraint is reasonable in terms of subject matter, duration, and geographic scope. It is understood by the parties that these restrictive covenants are an essential element of this Agreement and that, but for such covenants, Buyer would not have entered into this Agreement. Without intending in any way to limit the remedies available to Buyer, Sellers understands and agree that damages at law may be an insufficient remedy to Buyer if either breaches this covenant not to compete and that Buyer may seek injunctive relief in any court of competent jurisdiction to restrain the breach or the threatened breach of or otherwise specifically to enforce the covenants contained in this Section 6.5. The Interested Shareholders will sign Noncompetition and Nonsolicitation Agreements in the form attached to this Agreement as Exhibit 3.3 to effect this Section 6.5.

6.6 Best Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to

do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

6.7 Notice of Breach. Through the Closing, each of the parties hereto shall promptly give to the other party written notice with particularity upon having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement.

6.8 Tax Matters. The following provisions shall govern the allocation of responsibility between Buyer and Sellers for certain tax matters following the Closing:

(a) **Allocation of Purchase Price**. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth on **Schedule 6.8 of the Schedule of Exceptions** (subject to any adjustment provided for in Section 2.4 of this Agreement). Buyer and Sellers shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any Litigation or otherwise.

(b) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Sellers when due.

6.9 Exclusivity. Unless Buyer sooner terminates this Agreement under the terms of this Agreement, Sellers will not, without the approval of Buyer (i) offer for sale the Business or the Purchased Assets or any material portion thereof, (except that Sellers may sell inventory used in the Business in the normal and ordinary course of its business to customers), (ii) solicit offers to buy all or any material portion of the Purchased Assets or the Business, (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation, or (iv) enter into any agreement with any party (other than Buyer) looking toward such an offer or solicitation, or (v) enter into any agreement with any party (other than Buyer) with respect to the sale or other disposition of the Purchased Assets or with respect to any merger, consolidation, or similar transaction involving any entity owning any of the Purchased Assets or the Business, on or before March 24, 2005, or such further date as mutually agreed to by the parties. Sellers will promptly communicate to Buyer the substance of any inquiry or unsolicited proposal concerning any such transaction.

6.10 Sellers Collection of Pre Closing Accounts Receivable from Customers. Buyer is not purchasing any of the accounts receivable as of the Closing owed by customers of the Business. In collecting such accounts receivable after the Closing, Sellers shall act in good faith so as to not damage the business reputation, goodwill or customer relations of the Business or the Purchased Assets in any material way.

6.11 Accounts Payable. Any accounts payable of the Business which have not been paid in the ordinary course of business through the Closing ("**Accounts Payable**") shall be paid

in the following manner: (a) Accounts Payable which are equal to or greater than $5,000 shall be paid by the Sellers before the Escrow Signing; and (b) Accounts Payable which are less than $5,000 shall be paid by Sellers within 15 days of the Closing or within 15 days of receiving notice of such payment from Buyer if the payable is not recorded on the books and records of Sellers.

ARTICLE VII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment by Sellers, at or before the Closing, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

7.1 Receipt of Documents. Buyer has received, or is receiving at the Closing, all of the following, each of which has been duly executed by the parties thereto on the Escrow Signing date(other than the Buyer)and dated the Closing (or an earlier date satisfactory to Buyer), in form and substance satisfactory to Buyer:

(a) **Interim Services, Access and Cooperation Agreement**. A copy of the Interim Services, Access and Cooperation Agreement, executed by Sellers and in the form set forth on **Exhibit 3.1** and delivered at the Closing.

(b) **Sublease Agreements**. A copy of the Sublease Agreements, executed by Sellers and in the form set forth on **Exhibit 3.2** and delivered at the Closing.

(c) **Noncompetition and Nonsolicitation Agreements**. A copy of the Noncompetition and Nonsolicitation Agreements, executed by Sellers and Messrs. Mandel, Bell and Ekman and in the form set forth on **Exhibit 3.3** and delivered at the Closing.

(d) **Escrow Agreement**. A copy of the Escrow Agreement, executed by Sellers, Buyer and the Escrow Agent, and in the form set forth on **Exhibit 3.4** and delivered at the Closing.

(e) **Legal Opinion**. Sellers shall have execute at the Escrow Signing a legal opinion of the General Counsel of Multiband Corporation regarding the matters set forth in Sections 4.1 and 4.2 as is satisfactory to the Buyer and delivered at the Closing.

(f) **Other Documents**. All documents that Buyer may reasonably require relating to the existence of Sellers and the authority of Sellers for this Agreement, or otherwise required to effect the transactions contemplated hereby, all in form and substance satisfactory to Buyer shall be provided at the Escrow Signing and delivered at the Closing, including but not limited to (i) a bill of sale, (ii) consents and assignments of contracts and claims, (iii) closing certificates certifying that the attached Board of Director's and shareholders' resolutions, articles of incorporation and bylaws of Sellers are correct and complete and remain in full force and effect as of the Closing.

7.2 Representations and Warranties of Sellers; Officer's Certificate. All representations and warranties made by Sellers in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the Escrow Signing and at the Closing as if again made by Sellers on and as of such date, and Buyer has received a certificate dated as of the Escrow Closing and the Closing signed by the Chief Executive of Sellers to that effect.

7.3 No Default. Sellers are not in default of any material obligation.

7.4 Financing. Buyer has obtained floor plan and other acceptable financing or alternative financing sufficient to finance the transactions contemplated hereby on terms satisfactory to Buyer in its sole discretion.

7.5 Performance of Obligations of Sellers. Sellers have performed in all material respects all obligations required under this Agreement and the other Transaction Documents to be performed by them on or before the Escrow Signing and the Closing, and Buyer has received a certificate dated as of the Escrow Closing and the Closing and signed by the Chief Executive of Sellers to that effect.

7.6 Consents and Approvals. Receipt of all consents, waivers, authorizations and approvals of any person, firm or corporation, the absence of which in connection with the execution, delivery and performance of this Agreement, would result in a Material Adverse Effect, other than the contract or vendors not deemed to be Key Contracts or vendors by the Buyer, which consents or assignments shall be obtained by the best efforts of Sellers and Buyer on or before May 31, 2005. If Sellers have not obtained consent and approval for the assignment of the Key Contracts by the Closing, the post closing covenant of the Sellers shall govern obtaining such consents and approvals of the Key Contracts. (subject to Paragraph 6.3 herein)

7.7 No Violation of Orders, Laws or Regulations. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid in any respect or prevents or would be violated by the consummation of the transactions contemplated hereby, or which adversely affects the assets, properties, operations, prospects, net income or financial condition of Sellers is in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, has been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement; and the transactions contemplated hereby will not violate any applicable law or regulation.

7.8 No Material Adverse Change. During the period from the date of the most recently completed audit of Sellers' books, records and results of operations to the Escrow Signing and the Closing, there has not been any material adverse change in the assets, properties, operations, prospects, net income or financial condition of the Business.

7.9 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Sellers under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Sellers in furtherance of the transactions contemplated hereby, are to be in form and substance satisfactory to counsel for Buyer.

7.10 Tax Clearance Letters. Buyer shall have received Tax clearance letters from the Minnesota and North Dakota Departments of Revenue satisfactory to Buyer. If the Tax clearance letters have not been delivered to Buyer by the Closing, the Initial Payment and cash delivered by Buyer at the Closing shall be adjusted as described in Section 2.2(a) of this Agreement.

7.11 Lien Terminations. Buyer shall have received from Sellers, in a form acceptable to Buyer in its sole discretion, payoff documentation and UCC termination statements related to the release of the secured debts of Sellers, referenced by the following UCC financing statements filed in Minnesota and North Dakota, including but not limited to the following releases:

(a) **Minnesota.** (i) Laurus Master Fund Limited, File No. 200309638446; (ii) Convergent Capital Partners Fund I LP and Sheldon T. Fleck, File Nos. 2208927 and 200023872625; (iv) Sheldon T. Fleck, File No. 20023934021 and Sheldon T. Fleck File Nos. 20023934020, 20023872809, 20023933970; (v) Textron Financial Services, File No. 20037677307; .

(b) **North Dakota.** (i) Convergent Capital Partners Fund I LP dated March 13, 2000 File No. 000926492 .

7.12 Evidence of Payment. Evidence of payment of accounts payable amount due with respect to the Business for vendors owed in excess of $5,000 and evidence of payment of all automobile or truck leases or loans on such Purchased Assets as is reasonably satisfactory to Buyer and a side letter undertaking to deliver, endorsed by Sellers as sellers of each car or truck sold, all vehicle titles to Buyer at the Closing or no later than 15 days after the Closing.

7.13 Certificates. The Closing bring down certificates and schedules required of the Sellers pursuant to Section 1.4(b) of this Agreement.

ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived on behalf of Sellers in their sole discretion:

8.1 Receipt of Documents. Buyer has executed and delivered, or is executing and delivering at the Closing, the documents listed in Sections 7.1 (a) to (d) and (f) to be executed by Buyer.

8.2 Representations and Warranties of Buyer. All representations and warranties made by Buyer in this Agreement are true and correct as of the Closing as if again made by Buyer

on and as of such date, and Sellers have received a certificate dated the Closing and signed by the Chief Executive of Buyer to that effect.

8.3 Performance of Buyer's Obligations. Buyer has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing, and Sellers have received a certificate dated the Closing and signed by the Chief Executive of Buyer to that effect.

8.4 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, absence of which could result in material liability to Sellers, have been duly obtained and are in full force and effect on the Closing.

8.5 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, binding upon Sellers that declares this Agreement invalid or unenforceable in any respect or which prevents or would be violated by the consummation of the transactions contemplated hereby is in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, against Sellers have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person or entity, which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

8.6 Escrowed Funds. Buyer has delivered to the Escrow Agent the Escrowed Funds in immediately available funds in the manner described in Section **2.2** of this Agreement.

8.7 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of Buyer under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of Buyer in furtherance of the transactions contemplated hereby, are to be in form and substance satisfactory to counsel for Sellers.

ARTICLE IX.
TERMINATION

9.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time between the Escrow Signing and the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer, if (i) Sellers fail to comply in any material respect with any of its covenants or agreements contained herein, or (ii) any of the representations and warranties of Sellers are breached or is inaccurate in any material way;

(c) by Sellers, if (i) Buyer fails to comply in any material respect with any of its covenants or agreements contained herein, or (ii) any of the representations and warranties of Buyer is definitively determined to be breached or definitively determined to be inaccurate in any material way;

(d) by Sellers or Buyer if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto have used their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement; or

(e) by either Buyer or Sellers if the transactions contemplated hereby have not been consummated by the Closing or such further date as mutually agreed to in writing by both parties; provided that, neither Buyer nor Sellers shall be entitled to terminate this Agreement pursuant to this Section 9.1(e) if such party's willful breach (or the willful breach by such party's affiliates) of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

9.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 9.1 written notice thereof is to be given forthwith to the other party and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by Sellers or Buyer. If this Agreement is terminated as provided herein, no party to this Agreement will have any liability or further obligation to any other party to this Agreement except as provided in Sections 10.1, 10.2, 10.3, 11.4 and 11.11.

ARTICLE X.
INDEMNIFICATION AND LIABILITIES

10.1 Coverage.

(a) Notwithstanding the Closing or the delivery of the Purchased Assets, Sellers shall indemnify and fully defend, save and hold Buyer and its Affiliates and their governors, officers, employees, agents, successors and assigns, harmless, and Buyer shall indemnify and fully defend, save and hold Sellers and its directors, officers, employees, agents, successors and assigns harmless, if any such party at any time or from time to time suffers any damage, liability, loss, cost, expense (including all reasonable attorneys consultants' and experts' fees), claim or cause of action (each, a "**Loss**") arising out of, relating to or resulting from, any and all Events of Breach (as defined below).

(b) As used herein, "**Event of Breach**" means any one or more of the following:

(i) any material untruth or inaccuracy in any representation or warranty contained in this Agreement or any other Transaction Document;

(ii) any failure to perform or observe any material term, provision, covenant, agreement or condition to be performed or observed under this Agreement;

(iii) the assertion of any claim or legal action against Buyer by any person or governmental authority based upon, or relating to the ownership or operation of the Business by Sellers or any act or omission or obligation or liability of Sellers, or its directors, officers, employees or agents, and occurring, arising or accruing on or prior to the Closing, provided that such claim or legal action is not (A) a claim for payment of money in an amount reflected as a liability of Sellers assumed by the Buyer on the Financial Statements or listed on the **Schedule of Exceptions** or (B) based upon an act or omission which first occurred after the Closing;

10.2 Procedures. Subject to the limitation described in **Section 10.3**, an Event of Breach occurs or is alleged and the party or parties entitled to receive the benefits of the indemnification provisions hereunder (the "**Indemnified Party**") asserts that a party or parties has become obligated to the Indemnified Party pursuant to **Section 10.1** (the "**Indemnifying Party**"), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall within thirty (30) days of the commencement of or notification of to Sellers of such suit, action, investigation, claim or proceeding notify the Indemnifying Party; provided, that the failure to so promptly notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby. In case any claim is asserted or suit, action or proceeding commenced against an Indemnified Party, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof; provided that such settlement is for the payment of money only, and does not impose any obligation or limitation on the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense, conduct or settlement thereof, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense, conduct or settlement thereof unless the Indemnified Party has defenses that may conflict with, or that may not be available to, the Indemnifying Party. The Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with any such claim assumed by the Indemnifying Party to make available to the Indemnifying Party all pertinent information under the Indemnified Party's control. The Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be unreasonably withheld or delayed). The Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

10.3 Survival of Representations/Limitation of Indemnification.

(a) The representations and warranties contained in Articles IV and V of this Agreement will survive until December 31, 2005, except those representations and warranties contained in (i) Section 4.14 (Taxes), which will survive until the expiration (including extensions) of the applicable statute of limitations.

(b) All claims made as a result of breach or inaccuracy of a representation or warranty set forth in this Agreement must be made before the time specified herein for termination of that representation or warranty. For purposes hereof, a claim will be deemed timely made if a reasonably detailed good faith written notice of the claim is delivered to the party against whom or which the claim is asserted before the expiration of the applicable representation or warranty. Claims timely made can be pursued until final resolution notwithstanding expiration of the applicable representation or warranty.

(c) Notwithstanding the above, Buyer's claim(s) for indemnity with regards to sections 10.1(b(i) and b(ii) and Sellers liability for said claims shall not exceed $600,000, except for claims relating to breaches of representations and warranties contained in Sections 4.14 (Taxes), which are limited up to the Purchase Price. Notwithstanding the foregoing, no provision in this Agreement shall limit Buyer's right to damages under the Subleases.

(d) Buyer may not bring any claim against the Sellers unless and until the aggregate amount of all claims of Buyer against the Sellers that have not yet been brought exceeds $25,000, at which point any and all such claims may be brought.

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1 Survival of Provisions. Subject to Sections 9.2 and 10.3 of this Agreement, the respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements that are expressly required to be performed and are performed in full or waived in writing on or before the Closing) will survive the Closing and the consummation of the transactions contemplated by this Agreement.

11.2 Publicity. Prior to the Closing, no party may, nor may it permit its Affiliates, directors, governors, officers, employees, representatives or agents to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, in order that such public statement shall be jointly issued by both Buyer and Sellers. Notwithstanding the foregoing, in the event any such press release or announcement is required by law to be made by the party proposing to issue the same, such party shall use its best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

11.3 Successors and Assigns; No Third-Party Beneficiaries. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and

assigns; provided, that neither party may assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer will have the unrestricted right to assign this Agreement and/or to delegate all or any part of its obligations hereunder to any Affiliate of Buyer or to any lender in connection with any financing. Nothing in this Agreement will confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

11.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs or expenses. If any party hereto brings any action, suit, counterclaim, appeal, arbitration, mediation or other proceeding (an "**Action**") for any relief against any other party hereto or any of their affiliates, declaratory or otherwise, to enforce the terms hereof or of any other Transaction Document or to declare rights hereunder or thereunder, in addition to any damages and costs which the prevailing party otherwise would be entitled, the losing party in any such Action shall pay to the prevailing party or parties a reasonable sum for ordinary and necessary attorneys' fees and costs incurred in connection with such Action and/or enforcing any judgment, order, ruling or award (collectively, a "**Decision**") granted therein, all of which must be paid whether or not such Action is prosecuted to a Decision. Any Decision entered in such Action must contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision. The court or arbitrator may fix the amount of reasonable attorneys' fees and costs on the request of either party. For the purposes hereof, attorneys' fees include, but are not limited to, fees incurred in the following: (1) post judgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy. "**Prevailing Party**" within the meaning of this Section includes, without limitation, a party who agrees to dismiss an Action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party is to be determined with respect to each claim separately. The prevailing party is the party that has obtained the greater relief in connection with any particular claim, although, with respect to any claim, it may be determined by the court or arbitrator that there is no prevailing party.

11.5 Notices. All notices and other communications given or made pursuant hereto must be in writing and will be deemed to have been duly given or made if delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

(b) If to Buyer, to:

Elam Baer, CEO

Vicom Systems LLC
60 South Sixth Street, Suite 2535
Minneapolis, Minnesota 55102
Fax: 612-455-1022

with a copy to:

Drew S. Backstrand, Esq.

Vicom Systems LLC
60 South Sixth Street, Suite 2535
Minneapolis, Minnesota 55402
Fax: 612-455-1022

(b) If to either of Sellers, to:

Jim Mandel
President AND
Steve Bell
General Counsel and CFO
Multiband Corporation
9449 Science Center Drive
New Hope, MN 55428
Fax: 763-504-3060

or to such other persons or at such other addresses as furnished by either party by like notice to the other, and such notice or communication will be deemed to have been given or made as of the date so delivered or mailed.

11.6 Entire Agreement. This Agreement and the other Transaction Documents, together with the schedules and the exhibits hereto, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the other Transaction Documents, exhibits, certificates. This Agreement supersedes all prior negotiations, discussions, term sheets, letters of intent, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts may be admitted into evidence in any action or suit involving this Agreement.

11.7 Waivers and Amendments. The parties hereto may by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construes as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement

may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

11.8 Severability. This Agreement will be deemed severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there will be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.9 Titles and Headings; References. The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and do not affect the meaning or interpretation of this Agreement or of any term or provision hereof. References herein to Sections, Schedules and Exhibits are to the referenced Section, **Schedule** or Exhibit hereto unless otherwise specified.

11.10 Signatures and Counterparts. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will be considered one and the same agreement.

11.11 Enforcement of the Agreement. The parties hereto acknowledge that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity, except no proceeding shall be initiated and any such claim is hereby waived with respect to any claims of Sellers to the Escrow Funds if the conditions of Section 1.4 (b) are not met by the Sellers in strict compliance with such provision.

11.12 Governing Law. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Minnesota without regard to the conflicts-of-law provisions.

[Remainder of Page Intentionally Left Blank.]

Signature Page for Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VICOM SYSTEMS LLC

By: ______________________________

______________________________(name)

Its: Chairman ______________________________(title)

MULTIBAND CORPORATION

By: ______________________________

______________________________(name)

Its: CEO ______________________________(title)

CORPORATE TECHNOLOGIES USA, INC.

By: ______________________________

______________________________(name)

Its: CEO ______________________________(title)